UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Equal Energy Ltd.

(Name of Registrant as Specified In Its Charter)

Montclair Energy, LLC
W. Cobb Hazelrig
Frederick G. Wedell

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Montclair Energy calls for expiration of the merger agreement with petroflow

Birmingham, Alabama – April 29, 2014

Montclair Energy, LLC ("Montclair") calls on the management of Equal Energy Ltd. (NYSE: EQU; TSX: EQU) ("Equal Energy") to terminate the arrangement agreement with Petroflow Energy Corporation ("Petroflow") for the failure to consummate the transaction by May 1, 2014. William C. Hazelrig, principal at Montclair, noted that "we have been waiting nearly six months for the proxy to be issued and for Petroflow to announce that it has secured all the financing required to complete the transaction. Clearly, a closing by May 1, 2014 is now impossible." Montclair believes the lack of announcement of financing suggests that flaws outlined in our press release of December 16, 2013 are proving prescient.

Mr. Hazelrig noted that in the December 16, 2013 press release Montclair expressed concern with the amount of time that had been granted to Petroflow to complete the transaction. Now that the deadline is imminent, Montclair encourages management to reject requests to extend the deadline any further. Furthermore, Montclair had expressed concern that the original transaction did not obligate Petroflow to make any equity investment, and Montclair suspects that Petroflow’s lack of equity commitment is one reason why no financing has been announced. Montclair further points out that Equal Energy has failed to pay the first quarter dividend and requests that management restore the lost dividend through a special dividend declaration. Montclair also urges Equal Energy to ensure that shareholders receive the expected second quarter dividend and, if applicable, pay out as a dividend the $2 MM reverse breakup fee that would be owed by Petroflow under the arrangement agreement.

Montclair continues to believe that Equal Energy's management should pursue the leveraged recapitalization outlined in Montclair's filing and related release on April 11, 2014 and would welcome engaging Equal Energy in a dialogue regarding the implementation of its plans for the business.

ADDITIONAL INFORMATION

Montclair may decide to nominate a slate of independent directors that would exercise their independent judgement and duties as directors of Equal Energy and consider all alternatives to the Petroflow transaction that would maximize value for the shareholders. If so, Montclair would file a proxy statement with the U.S. Securities and Exchange Commission ("SEC"). Any definitive proxy statement will also be mailed to stockholders of Equal Energy. Additional information regarding the interests of the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, would then also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available. INVESTORS AND SECURITY HOLDERS OF EQUAL ENERGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED NOMINEES. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Montclair through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Montclair, William C. Hazelrig and Frederick G. Wedell may be deemed to be participants in any proxy solicitations that may be made by Montclair. Mr. Hazelrig and Mr. Wedell own 100% of the equity interests in Montclair. Collectively Mr. Hazelrig and Mr. Wedell are the beneficial owners of less than 5% of the outstanding common shares of Equal Energy.

For further information please contact:

W. Cobb Hazelrig

Montclair Energy

(205) 803-0034